SECURITIES AND EXCHANGE COMMISSION
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                                     FORM 15

             Certification and Notice of Termination of Registration
           under Section 12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to File Reports Under Sections 13 and 15(d)
                     of the Securities Exchange Act of 1934.

                                                    Commission File No. 1-9118

                           HOME SHOPPING NETWORK, INC.

             (Exact name of registrant as specified in its charter)

                                   1 HSN Drive
                          St. Petersburg, Florida 33729
                                 (813) 572-8585

                   (Address, including zip code, and telephone
                  number, including area code, of registrant's
                          principal executive offices)

                   5.875% Convertible Subordinated Debentures

            (Title of each class of securities covered by this Form)

                                      None

              (Titles of all other classes of securities for which
                      a duty to file reports under Section
                             13(a) or 15(d) remains)

    Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

              Rule 12g-4(a)(1)(i)   |X|    Rule 12h-3(b)(1)(ii)       |_|
              Rule 12g-4(a)(1)(ii)  |_|    Rule 12h-3(b)(2)(i)        |_|
              Rule 12g-4(a)(2)(i)   |_|    Rule 12h-3(b)(2)(ii)       |_|
              Rule 12g-4(a)(2)(ii)  |_|    Rule 15d-6                 |_|
              Rule 12h-3(b)(1)(i)   |X|

    Approximate number of holders of record as of the certification or notice date: 0

    Pursuant to the requirements of the Securities Exchange Act of 1934, Home Shopping Network, Inc. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

    Date: March 11, 1998                      By: /s/ Jed B. Trosper
                                              ----------------------

                                              Name:  Jed B. Trosper
                                              Title: Senior Executive Vice
                                                     President and Chief
                                                     Operating Officer of
                                                     Home Shopping Network,
                                                     Inc., a Delaware
                                                     Corporation